Exhibit 8.1

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
foley.com
August 20, 2009
Johnson Controls, Inc.
5757 N. Green Bay Avenue
Milwaukee, WI 53209-1200
          Re:      Registration Statement on Form S-4
          We have acted as U.S. federal income tax counsel to Johnson Controls, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 77,512,709 shares of the Company’s common stock, $0.01 7/18 par value (the “Common Stock”), pursuant to the Company’s offer to exchange, (i) for each $1,000 principal amount of its outstanding 6.50% Convertible Senior Notes due 2012, 89.3855 shares of Common Stock, $120.00 in cash and accrued and unpaid interest to, but excluding, the settlement date, and (ii) for each Equity Unit, in the form of a Corporate Unit, 4.8579 shares of Common Stock, $6.50 in cash and a distribution consisting of the pro rata share of accrued and unpaid interest on the Company’s 11.50% Subordinated Notes due 2042 that form a part of the Corporate Units to, but excluding, the settlement date (the “Exchange Offer”).
          In our capacity as U.S. federal income tax counsel, we have reviewed the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have assumed that the information as to factual matters set forth in the Registration Statement is correct and complete as of the date hereof.
          In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based upon and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the description of U.S. federal income tax consequences set forth under “Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as such description constitutes statements of U.S. federal income tax law or legal conclusions, and subject to the limitations and conditions described therein, is accurate in all material respects and fairly presents the information provided.

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

Johnson Controls, Inc.
August 20, 2009

          The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied with respect to any other matter; (ii) is as of the date hereof; and (iii) is rendered by us in connection with the preparation and filing of the Registration Statement. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and that might affect the opinion expressed herein.
          We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP